Exhibit 10
LOAN AGREEMENT
     This Loan Agreement is made and entered into as of April 24, 2007 (“Execution Date”) by and between The M Resort LLC, a Nevada limited liability company (the “Company”) and MGM MIRAGE, a Delaware corporation, or its designated subsidiary, together with its successors and permitted assigns (“MGM”).
R E C I T A L S:
     WHEREAS, the Company is a newly created single-purpose entity formed to own, develop and operate The M Resort, as hereinafter defined;
     WHEREAS, the Company desires to borrow from MGM, and MGM desires to lend to the Company, the sum of One Hundred Sixty Million Dollars ($160,000,000) (the “Loan Amount”) to be evidenced by a convertible subordinated note (the “Convertible Note”), with terms and conditions as set forth herein and in the form of the Convertible Note attached hereto as Exhibit A;
     WHEREAS, the Convertible Note will be convertible into membership interests of the Company (the “Conversion Interests”) pursuant to the terms and conditions contained within the below Article 5;
     WHEREAS, the Convertible Note has been solely offered by the Company, by and through a private offering, to MGM, an accredited and sophisticated investor (pursuant to the Securities Act and the Exchange Act);
     NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. The following terms, as used herein, have the following meanings:
     “Additional Redemption” has the meaning set forth in Section 4.01(b).
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person; provided, however, that the Company shall not be deemed to be an Affiliate of MGM, provided further that Raymond J. Shapiro, or any of his Affiliates, in no event shall be an Affiliate of the Company, and provided further, however, in no event shall an Affiliate of MGM be deemed to include either Tracinda Corporation or Kirk Kerkorian or any entity Controlled by either of them other than MGM MIRAGE and its subsidiaries.

     “Agreement” means this Loan Agreement, in its entirety, including recitals, exhibits and schedules, as amended, supplemented or otherwise modified from time to time in accordance with its terms.
     “Amended and Restated Operating Agreement” has the meaning set forth in Section 5.03.
     “Asset Sale” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of property or assets (each referred to for the purpose of this definition as a “disposition”), including any disposition by means of a merger, consolidation or similar transaction, provided, however, that any sales of assets within the ordinary course of business shall not be considered an Asset Sale for purposes of this definition.
     “Budget” shall mean the estimated cost of construction including both historical costs prior to June 1, 2007, Project Costs and other related costs related to Phase I.
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Las Vegas, Nevada are authorized or required by Law to close.
     “Change in Control” means, after the date of this Agreement, either (i) any Person or group of Persons (within the meaning of Sections 13 and 14 of the Exchange Act and the rules and regulations of the Commission relating to such sections) other than MGM or the Marnell Group shall have acquired a fifty percent (50%) or more beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated by the Commission pursuant to the Exchange Act) of the membership interests of the Company, or (ii) the Marnell Group ceases to own, either directly or indirectly, through one or more intermediaries, the following percentages of the outstanding membership interests in the Company for the following time periods following the opening of the M Resort to the public: twenty-five percent (25%) through year three (3); twenty percent (20%) through year five (5); fifteen percent (15%) through year seven (7); and ten percent (10%) thereafter; provided, however, if MGM should own less than a twenty-five percent (25%) membership interest in the Company after giving effect to its conversion rights pursuant to Article V, then for purposes of (ii) above, the Marnell Group ceases to own an amount that is not less than the percentage membership interest to be owned by MGM.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commission” means the Securities and Exchange Commission.
     “Company” has the meaning set forth in the Preamble.
     “Company Charter Documents” means the Company’s articles of organization and initial operating agreement.
     “Company’s Knowledge” means, for any period prior to or as of the Funding Date, the actual knowledge of Anthony Marnell, III, Greg Wells, or James A. Barrett, Jr., without responsibility to investigate, and, at all other times, the actual or reasonable knowledge of the Responsible Officials of the Company, without responsibility to investigate.

     “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and under “common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the management and policies of such Person.
     “Controlling Person” has the meaning set forth in Section 14.03(a).
     “Conversion Date” shall mean the date upon which the conversion has been consummated in accordance with Article V.
     “Conversion Period” shall mean the period commencing on the earlier of (i) the day following eighteen (18) months from the Funding Date or (ii) the opening of The M Resort to the public, and continuing through the date that all principal and interest under the Convertible Note is paid in full, but no later than the Maturity Date.
     “Conversion Interests” has the meaning set forth in the Recitals.
     “Convertible Note” has the meaning set forth in the Recitals.
     “Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, notes, or other similar instruments issued by such Person, (iii) all obligations of such Person as lessee which (y) are capitalized in accordance with GAAP or (z) arise pursuant to sale-leaseback transactions, (iv) all reimbursement obligations of such Person in respect of letters of credit or other similar instruments, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vi) all Debt of others guaranteed by such Person.
     “Default” means any event or condition which constitutes an Event of Default or which the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Default Notice” shall mean any written notice from a Senior Lender of the Company to MGM of a Senior Payment Default sent pursuant to and in accordance with Section 12.03(a) hereof.
     “Default Rate” means the rate of eight percent (8%).
     “Distributable Cash” means, at the time of determination for any period (on the cash receipts and disbursements method of accounting), all Company cash derived from the conduct of the Company’s business, including distributions from entities owned by the Company, cash from operations or investments, cash from financing and other loan proceeds, and cash from the sale or other disposition of Company property, other than reserves for working capital as reasonably determined by the Company’s manager.

     “Dollar(s)” has the meaning set forth in Section 1.02.
     “Environmental Claim” means any claim, action, or cause of action by any Person, or investigation by a Governmental Entity, alleging liability (including liability for cleanup costs, governmental response costs, natural resources damages, property damages, or personal injuries) arising out of, based on, or resulting from, (a) the presence, release or threatened release of any Hazardous Materials at the Property or (b) the violation, or alleged violation, of any Environmental Law.
     “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.
     “Event of Default” has the meaning set forth in Section 13.01 hereof.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Execution Date” has the meaning set forth in the Preamble.
     “Funding Date” means the date on which all of the conditions precedent to funding set forth in Article VIII have been satisfied or waived and the Convertible Note in the Loan Amount is issued by the Company to MGM.
     “GAAP” has the meaning set forth in Section 1.02 hereof.
     “Gaming Authorities” means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, (c) the New Jersey Casino Control Commission, (d) the New Jersey Division of Gaming Enforcement, (e) the Mississippi Gaming Commission, (f) the Michigan Gaming Control Board, (g) the Illinois Gaming Board, (h) the New York Division of Lottery, and (i) any other Governmental Entity that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted or proposed to be conducted by MGM or any of its Affiliates within its jurisdiction.
     “Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule or regulation governing or relating to the ownership, gambling, gaming or casino activities and operations of the Company or MGM or any of its Affiliates, in each case as amended, from time to time.
     “Governmental Approvals” means all (a) any permit, license (including, without limitation, liquor licenses), certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, filing, franchise, notice, variance, right, designation, rating, registration, qualification, authorization or order that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Entity including, without limitation, a Gaming Authority, or pursuant to any Law and (b) rights under any agreement with any Governmental Entity that relates to or is used in a Person’s business or operations.
     “Governmental Entity” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature anywhere in the world, (b) governmental or quasi-governmental entity of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, taxing authority or unit and any court or other tribunal (foreign, federal, state or local), or (c) Person, or body duly authorized to exercise, or otherwise entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including the Gaming Authorities.
     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Entity.
     “Hazardous Materials” means all substances defined or regulated as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, including toxic mold and friable asbestos.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, including the rules and regulations promulgated thereunder.
     “Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 14.03(a).
     “Initial Public Offering” means the consummation of the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, other than on Forms S-4 or S-8 or their equivalents, covering the offer and sale by the Company of membership interests.
     “Insolvency Proceeding” shall mean, as to any Person, any of the following: (a) any case or proceeding with respect to such Person under the U.S. Bankruptcy Code or any other Federal, State or foreign bankruptcy, insolvency, reorganization or other Law affecting creditors’ rights generally or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Person or (b) any proceeding seeking the appointment of any trustee, receiver, administrator, manager, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any or all of its assets or properties or (c) any proceedings for liquidation, dissolution or other winding up of the business of such Person or (d) any assignment for the benefit of creditors or any marshaling of assets of such Person.
     “Interest Rate” means the annual fixed rate of six percent (6%), compounding quarterly.

     “Investment” means any investment in any Person, whether by means of share purchase, partnership interest, capital contribution, loan, time deposit or otherwise.
     “Laughlin Transaction” means the acquisition by MS Gaming, Inc. of the Edgewater and Colorado Belle hotel-casinos in Laughlin, Nevada.
     “Law” and “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity, including all Environmental Laws and Gaming Laws.
     “Lien” means any lien, mechanic’s lien, materialmen’s lien, lease, easement, charge, encumbrance, mortgage, conditional sale agreement, title retention agreement, agreement to sell or convey, option, claim, title imperfection, encroachment or other defect that would be shown by a survey, pledge, restriction, security interest or other adverse claim, whether arising by contract or under Law or otherwise (including, without limitation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).
     “Loan” shall mean the loan contemplated in this Agreement in the Loan Amount and as evidenced by the Convertible Note.
     “Loan Amount” has the meaning set forth in the Recitals.
     “Marnell Group” means (i) Anthony A. Marnell III, (ii) such other entity or entities used by Anthony A. Marnell III for estate planning purposes over which Anthony A. Marnell III exercises voting and other consensual rights with respect to their interests in the Company; and (iii) Alisa Wilson or such other entity or entities used by Alisa Wilson for estate planning purposes (the “Wilson Entities”), Anthony A. Marnell III’s sister, for so long as the Wilson Entities’ interests in the Company are subject to a voting rights agreement providing Anthony A. Marnell III with the sole right to vote and otherwise exercise Control over the Wilson Entities’ interests in the Company.
     “Material Adverse Effect” means any circumstance, development, change in, or effect that, individually or in the aggregate with any other circumstances, developments, or changes, is, or is reasonably expected to be, directly or indirectly, materially adverse to the current or planned operations, results of operations, properties, assets or condition (financial or otherwise) of the Company, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith. For the avoidance of doubt, a circumstance, development, change, or effect on the Company is not to be considered in determining whether there has been a Material Adverse Effect if (i) such circumstance, development or change affects the gaming industry generally, (ii) such circumstance, development, change or effect is the result of general economic conditions, or (iii) such circumstance, development, change or effect results from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally or declaration of war by the U.S. Congress. Accordingly, a Material Adverse Effect does not include matters such as legal, regulatory, economic, industry, political, industrial, climatic, geographic or demographic conditions, factors, changes or circumstances or financial, banking or capital market changes which are related to companies, businesses or premises generally (domestically or internationally) or to companies, businesses or premises in the gaming, recreational, resort, entertainment, leisure or similar sectors within the State of Nevada, throughout the United States or internationally.
     “Maturity Date” means the date of maturity of the Convertible Note which shall be the eighth (8th) anniversary of the Funding Date.
     “Maximum Conversion Interests” means fifty percent (50%) of all outstanding membership interests of the Company, on a fully diluted basis.
     “Maximum Redemption” has the meaning set forth in Section 4.01(a).
     “MGM” has the meaning set forth in the Preamble.
     “MGM Put Notice” means written notice from MGM, which may be given in MGM’s sole and absolute discretion, electing to have the Company redeem the entire outstanding principal balance of the Convertible Note, including all accrued and unpaid interest, in response to a Sale Event Notice or to a Notice of Redemption by the Company for a redemption amount which, when combined with all prior Redemption Notices, if any, equals an amount greater than fifty percent (50%) but less than one hundred percent (100%) of the outstanding principal balance of the Convertible Note.
     “Minimum Mandatory Cash Distribution” has the meaning set forth in Section 10.06(c).
     “Monetary Default” has the meaning set forth in Section 13.03(a).
     “Monetary Default Cure Period” has the meaning set forth in Section 13.03(a).
     “Non-Monetary Default” has the meaning set forth in Section 13.03(b).
     “Notice of Conversion” means the form of notice in the form of Exhibit B hereto to be delivered by MGM to the Company indicating MGM’s desire to convert the Convertible Note into membership interests of the Company pursuant to the conditions of Conversion as provided for within Article V of this Agreement.
     “Notice of Redemption” means the form of notice in the form of Exhibit C hereto to be delivered by the Company to MGM indicating the Company’s desire to redeem some or all of the Convertible Note, pursuant to the conditions of redemption as provided for within Article IV of this Agreement.
     “Notifying Party” has the meaning set forth in Section 5.04(a).
     “Officer’s Certificate” shall mean a certificate executed by a manager, the president, chief executive officer or chief financial officer, if any, or equivalent, of the Company in the form of Exhibit D hereto.

     “Opinion” means the written legal opinion of Rosenfeld Roberson Johns & Durrant, addressing those matters which have been requested by MGM no later than the date of execution of this Agreement, the form of which has been attached hereto as Exhibit E, together with copies of all factual certificates and legal opinions upon which such counsel has relied.
     “Optional Redemption” has the meaning set forth in Section 4.01(a).
     “Party” or “Parties” means MGM and the Company, individually or collectively, as appropriate, and their respective successors and permitted assigns, including holders from time to time of the Convertible Note.
     “Permits” means domestic and foreign licenses, franchises, grants, authorizations, permits, easements, variances, exemptions, consents, certificates, orders and approvals necessary to build, own, lease and operate the properties of, and to carry on the business of the Company, including the operation of The M Resort.
     “Person” means an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock Company, government (or any agency or political subdivision thereof) or other entity of any kind.
     “Phase I” shall mean the design, development, construction, financing, ownership and operation of The M Resort.
     “Phase II” shall mean the development of one or more additional phases of improvements on the remainder of the Property, which are exclusive of the original size, quality and scope of The M Resort.
     “Program” shall mean the program in the form attached hereto as Exhibit F.
     “Project Costs” shall mean the following costs incurred by Company for the development of The M Resort from the period commencing June 1, 2007: all hard and soft construction costs including infrastructure, LID costs (if any), pre-opening marketing, and any senior secured debt interest (specifically excluding therefrom any land values).
     “Property” shall mean the approximately eighty (80) acres of unimproved real estate at the intersection of Las Vegas Boulevard South and St. Rose Parkway.
     “Redemption Date” has the meaning set forth in Section 4.01(c).
     “Responsible Official” means when used with reference to any Person, any officer or manager of such Person, general partner of such Person, officer of a corporate or limited liability company general partner of such Person, officer of a corporate or limited liability company general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof. MGM shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of the Company as having been authorized by all necessary action on the part of the Company.

     “Restricted Area” has the meaning set forth in Section 14.13.
     “Sale Event” has the meaning set forth in Section 4.02.
     “Sale Event Notice” has the meaning set forth in Section 4.02.
     “Securities” means the Convertible Note and, as applicable, the Conversion Interests.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Senior Debt” means any Debt of the Company up to an aggregate amount at any one time, excluding any amounts due under the Convertible Note, of Six Hundred and Fifty Five Million Dollars ($655,000,000) including, without limitation, all amounts financed by way of local improvement district financings, and which does not expressly subordinate itself to the Convertible Note.
     “Senior Lender” means a holder of Senior Debt.
     “Senior Payment Default” has the meaning set forth in Section 12.03(a).
     “Simon Lease” has the meaning set forth in Section 6.17.
     “Simon Parcel” has the meaning set forth in Section 6.17.
     “Taxes” has the meaning set forth in Section 4.04.
     “Term Sheet” has the meaning set forth in Section 5.03 in the form attached hereto as Exhibit G.
     “The M Resort” means the hotel casino resort to be constructed on a portion of the Property of a size, quality and scope as reflected in the Program.
     “Transaction Agreements” means this Agreement, inclusive of all exhibits and attachments, and the Convertible Note.
     Section 1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a consistent basis (except for changes concurred in by the Company’s independent public accountants) (“GAAP”). All references to “dollars,” “Dollars” or “$” are to United States dollars unless otherwise indicated.

ARTICLE II
FUNDING OF THE LOAN
     Section 2.01 Issuance of Convertible Note. Pursuant to the terms and conditions of this Agreement, the Company desires to borrow from MGM, and MGM is willing to lend to the Company, the Loan Amount to be evidenced by the Convertible Note on the Funding Date.
     Section 2.02 Closing and Mechanics of Payment. At a mutually agreed upon time, which is no later than three (3) Business Days prior to the Funding Date, MGM and the Company shall meet for a pre-closing conference. The Loan Amount shall be paid to the Company on the Funding Date by wire transfer of immediately available funds to an account designated in writing by the Company no later than one (1) Business Day prior to the Funding Date.
ARTICLE III
PAYMENT TERMS OF THE CONVERTIBLE NOTE
     Section 3.01 Principal and Interest.
     (a) Interest shall be due and payable pursuant to the terms of the Convertible Note for the duration of the term of the Loan or until all outstanding principal and accrued but unpaid interest has been paid in full. In an Event of Default, the Default Rate shall replace the Interest Rate until such time the Event of Default is cured or the outstanding principal amount and any interest accrued but not paid has been paid in full.
     (b) The unpaid principal amount of the Loan shall bear interest at a per annum rate equal to the Interest Rate, accrue in arrears, and such interest shall be compounded quarterly. Interest shall accrue on the Loan from the Funding Date through the fifth anniversary of the Funding Date. Such interest that has accrued but has not been paid through the fifth anniversary of the Funding Date shall be added to the outstanding principal amount and shall not be due until the Maturity Date. After the fifth anniversary of the Funding Date, interest shall accrue on the then outstanding balance and be due and payable at the end of each fiscal quarter, unless such payment shall create an Event of Default under any Senior Debt, in which event such interest otherwise then due shall accrue and shall compound quarterly.
     (c) If not sooner paid, the principal and all accrued and unpaid interest evidenced by the Convertible Note shall be payable on the Maturity Date.
     Section 3.02 Payment Mechanics. The Company shall pay all amounts due on the Convertible Note by wire transfer of immediately available funds to an account designated by MGM no later than one (1) Business Day prior to the payment date, without the presentation or surrender of the Convertible Note or the making of any notation thereon.

ARTICLE IV
REDEMPTION
     Section 4.01 Optional Redemption.
     (a) Provided that no Event of Default shall have occurred and be continuing, the Company may, at its option, redeem a minimum of fifty percent (50%) of the outstanding principal balance of the Convertible Note (an “Optional Redemption”). Such Optional Redemption shall be applied to the outstanding principal amount of the Convertible Note and shall include payment of all accrued and unpaid interest related to the redeemed portion of the Convertible Note. Nothing shall prevent the Company from, at the Company’s option, in the Company’s sole discretion, redeeming one hundred percent (100%) of the outstanding principal amount (a “Maximum Redemption”) prior to the Conversion Period. For purposes of this Agreement, a Maximum Redemption may be either an Optional Redemption or an Additional Redemption. During the Conversion Period, the Company may elect a Maximum Redemption subject to MGM’s right to convert pursuant to Article V. At any time during the term of the Convertible Note, and in addition to MGM’s conversion rights as provided herein in Article V, should the Company make an election to redeem an amount of the outstanding principal that results in MGM holding less than fifty percent (50%) of the Loan Amount, such election shall be subject to MGM’s right to deliver an MGM Put Notice and any associated rights thereunder.
     (b) If there has been an Optional Redemption, and provided that no Event of Default shall have occurred and be continuing, and, subject to MGM’s conversion rights pursuant to Article V herein, the Company may redeem additional amounts of the outstanding principal balance of the Convertible Note in one or more redemptions (each an “Additional Redemption”); provided, however, that, in addition to any other rights afforded MGM hereunder, such Additional Redemption shall be subject to MGM’s right to deliver an MGM Put Notice.
     (c) The procedure for effecting an Optional Redemption or Additional Redemption shall be as follows: The Company may deliver to MGM the Notice of Redemption at any time it is entitled to effect an Optional Redemption or an Additional Redemption. MGM may thereafter deliver the MGM Put Notice or the Notice of Conversion, if applicable, to the Company within ten (10) Business Days following receipt of the Notice of Redemption. At any time during the term of the Convertible Note, subject to MGM’s conversion rights, if any, any Optional Redemption or Additional Redemption shall be consummated on the later of (i) twelve (12) Business Days following MGM’s receipt of the Notice of Redemption or (ii) ten (10) Business Days following the Company’s receipt of the MGM Put Notice (the “Redemption Date”). Any redemption of the Convertible Note shall include all accrued and unpaid interest related to the redeemed portion of the Convertible Note. Any Optional Redemption or Additional Redemption which occurs prior to the Conversion Period shall not be subject to MGM’s right to convert pursuant to Article V. Any Optional Redemption or Additional Redemption which occurs during the Conversion Period shall be subject to MGM’s right to convert pursuant to Article V. If no Notice of Conversion or MGM Put Notice is received by the Company by the end of the appropriate period during which MGM may elect to deliver a Notice of Conversion or an MGM Put Notice, the redemption shall be consummated on the Redemption Date.

     (d) If, at any time before the Conversion Period begins, the Company makes a Maximum Redemption, all of MGM’s conversion rights pursuant to this Agreement shall be immediately suspended, and thereafter terminated upon the Redemption Date.
     (e) For purposes of this Article IV, if MGM fails to deliver an MGM Put Notice or Notice of Conversion within ten (10) Business Days from receipt of the Company’s Notice of Redemption, MGM shall be deemed to have waived any rights they may have to issue either such notice in response to the Notice of Redemption in question.
     Section 4.02 Mandatory Redemption. Upon (i) the occurrence of a Change in Control of the Company or (ii) an Initial Public Offering (each of items (i) and (ii) being referred to as a “Sale Event”)), the Company shall promptly notify MGM of such Sale Event (a “Sale Event Notice”) and, in each case, MGM shall have the right to require that the Company redeem a Maximum Redemption of the Convertible Note upon issuance of an MGM Put Notice (which shall be delivered by MGM to the Company no later than ten (10) days following the Company’s notice to MGM of a Sale Event) and the Company shall, within twenty (20) Business Days following receipt of an MGM Put Notice, redeem the Convertible Note. The redemption price shall be the outstanding principal and accrued and unpaid interest as of the Redemption Date.
     Section 4.03 Payment Procedures. On the Maturity Date and/or on the effective date of a redemption of the Convertible Note, the Company shall deliver to an account, whose information shall be provided to Company no later than one (1) Business Day before funding, by wire transfer, funds equal to the redemption price. Should MGM not receive payment of any amounts due on redemption of the Convertible Note by reason of the Company’s failure to make payment at the times prescribed above for any reason, the Company shall pay to MGM on demand (x) interest on the sums not paid when due at the Default Rate until MGM is paid in full and (y) all costs of enforcement and collection, including, but not limited to, reasonable attorneys’ fees and costs, whether or not suit or other formal proceedings are instituted.
     Section 4.04 No Withholding. Any and all payments to MGM by the Company under the Convertible Note to MGM shall be made free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”), unless a request for a deduction or withholding is made by a Governmental Entity that has the jurisdiction and authority to make such request.
ARTICLE V
CONVERSION
Section 5.01 Conversion of Convertible Note.
     (a) MGM shall have the right, at its option, during the Conversion Period, to deliver a Notice of Conversion pursuant to which it elects to convert the entire, and not any portion less than the entire outstanding principal amount of the Convertible Note into Conversion Interests, upon delivery to the Company of the Notice of Conversion. Should the Notice of Conversion be delivered to the Company prior to the Maturity Date, the Maturity Date shall be extended if and to the extent necessary for the Parties to acquire any requisite Governmental Approvals and to consummate the conversion pursuant to the terms of this Article V.
     (b) The Conversion Interests to be issued on conversion of the Convertible Note shall be as follows: (i) fifty percent (50%) of all outstanding membership interests of the Company after giving effect to such conversion, if there has been no Optional Redemption, or (ii) if there has been an Optional Redemption, the percentage of membership interests shall be determined and adjusted such that, upon conversion, the Convertible Note will convert into exactly one-half of that percentage of all outstanding membership interests of the Company after giving effect to such conversion, which the outstanding principal amount of the Convertible Note (exclusive of any interest added to the principal amount) bears to the original principal amount of the Convertible Note. All calculations of Conversion Interests to be issued to MGM shall reflect all equity of the Company on a fully diluted basis.
     Section 5.02 Continued Right to Convert Following Notice of Redemption. If a Notice of Redemption is issued during the Conversion Period, MGM shall have ten (10) Business Days following its receipt of the Notice of Redemption to issue a Notice of Conversion. If MGM so issues a Notice of Conversion, the Company will process such Notice of Conversion.
     Section 5.03 Amended and Restated Operating Agreement. Promptly upon the Company’s receipt of a Notice of Conversion, the Parties shall use their commercially reasonable efforts to negotiate and agree to the adoption of an amended and restated operating agreement (the “Amended and Restated Operating Agreement”) satisfactory to both Parties, each acting reasonably and in good faith. The Amended and Restated Operating Agreement shall, at the very least, without limitation, include the terms in a substantially similar manner as those set forth on the term sheet attached as Exhibit G hereto (the “Term Sheet”). If MGM and the Company fail to reach consensus on the content of an Amended and Restated Operating Agreement within thirty (30) days following the Company’s receipt of the Notice of Conversion, then the Company agrees to be bound by the Amended and Restated Operating Agreement which shall be deemed to be the operating agreement of the Company in effect as of the date of exercise, as amended by the Term Sheet. The Amended and Restated Operating Agreement shall be in full force and effect upon consummation of the conversion, subject to Section 5.04 herein.
Section 5.04 Government Approvals required to Consummate Conversion.
     (a) The Parties acknowledge that consummation of the conversion may be subject to the review and approval of various Governmental Entities, including, without limitation, the applicable Gaming Authorities and may be subject, for example, to the requirements of the HSR Act. Accordingly, beginning promptly upon the Company’s receipt of a Notice of Conversion, the Parties shall cooperate with each other and use their commercially reasonable efforts to (and, with respect to the Gaming Laws, and antitrust Laws, if applicable, shall use their commercially reasonable efforts to cause their respective managers and officers to) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all approvals required by Governmental Entities, and to comply (and, with respect to the Gaming Laws, to cause their respective managers, directors and officers to comply) with the terms and conditions of all such approvals. The Parties and their respective Affiliates, managers, directors and officers shall (i) within fifteen (15) days after the date of receipt of the Notice of Conversion, file all required initial applications and documents in connection with the HSR Act and (ii) within fifteen (15) days after the Parties’ agreement on a form of Amended and Restated Operating Agreement, file all required applications and documents in connection with obtaining requisite approvals from Gaming Authorities, and the Parties shall act diligently and promptly thereafter in responding to additional requests and comments in connection therewith and to pursue all such Governmental Approvals as promptly as possible. Each Party shall have the right to consult with the other on, in each case subject to applicable Laws relating to the exchange of information (including antitrust Laws and Gaming Laws), all the information relating to the other Party and any of its Affiliates that appears in any filing made with, or written materials submitted to, any third Person or Governmental Entity in connection with the conversion. Without limiting the foregoing, each of MGM and the Company (the “Notifying Party”) shall notify the other promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and shall supply the other with copies of all correspondence between the Notifying Party or any of its representatives and Governmental Entities with respect to Governmental Approvals; provided, however, that neither MGM nor the Company shall be required to supply the other with copies of communications relating to the personal applications of individual applicants (except for evidence of filing) or with any documents which are the subject of a confidentiality agreement barring the same.
     (b) Each Party shall promptly notify the other Party upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such Party to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Entity will not be obtained or that the receipt of any such consent or approval will be materially delayed.
     (c) Each Party shall use its respective commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to (i) defend any lawsuits or other legal proceedings challenging the conversion and (ii) prevent the entry by any Governmental Entity of any Governmental Order challenging the conversion, appealing as promptly as possible any such Governmental Order and having any such Governmental Order vacated or reversed.
     Section 5.05 Failure to Obtain Government Approval of Conversion. In the event that any Governmental Entity notifies either Party that consent to the conversion has not and will not be granted, then, such Party shall immediately notify the other Party. In such event, any attempts to consummate the conversion shall be immediately terminated. Within fifteen (15) days of MGM’s receipt of notice in accordance with Section 14.01 of a failure to obtain Governmental Approvals of conversion, MGM may elect to either (i) in the event MGM in its sole and reasonable discretion determines that Governmental Approvals may be obtainable in the future, rescind the Notice of Conversion, in which case MGM shall maintain the option to issue a Notice of Conversion, or (ii) require the Company to redeem a Maximum Redemption; however, the Company shall have up to one (1) year to consummate such redemption. Should the Company be required to redeem under this Section 5.05 any time within one (1) year of the original Maturity Date, or any time following the original Maturity Date, the Maturity Date shall be automatically extended so that the new Maturity Date is one (1) year from when the Company receives notice of a failure to obtain Governmental Approvals of conversion.

     Section 5.06 Consummation of Conversion. Upon receipt of all Governmental Approvals and the fulfillment of the conditions set forth in Section 5.03 above, MGM shall be deemed to be holder of record of the Conversion Interests, and, unless the Company defaults on its obligations hereunder, all rights with respect to this Convertible Note being so converted shall forthwith terminate. The Company’s obligation to issue and deliver the Conversion Interests shall be absolute and unconditional, irrespective of the absence of any action by MGM to enforce the same, any waiver or consent with respect to any provisions thereof, the recovery of any judgment against any Person or any action by MGM to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to MGM of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by MGM of any obligation to the Company.
     Section 5.07 Issuance of Interests. Upon conversion of the Convertible Note in accordance with the terms of the Agreement, the Company shall provide MGM with an Officer’s Certificate to the effect that (i) the Conversion Interests shall be duly and validly issued and outstanding, fully paid and non-assessable, free and clear of any Taxes, Liens and charges with respect to issuance and shall not be subject to preemptive rights or similar rights of any other members of the Company; (ii) assuming the representations and warranties of MGM herein are true and correct in all material respects, each of the Securities will have been issued in compliance with all applicable U.S. federal and state securities laws; and (iii) the Company further acknowledges that its obligation to issue Conversion Interests upon conversion of the Convertible Note is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other members of the Company.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF COMPANY
     The Company represents and warrants to MGM, as of the date of this Agreement and as of the Funding Date, the following:
     Section 6.01 Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full power and authority to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted. The Company is qualified to conduct business as a foreign entity and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where such failure would not have a Material Adverse Effect.
     Section 6.02 Authorization and Execution.
     (a) The Company has all requisite power and authority to enter into and perform each Transaction Agreement and to consummate the transactions contemplated hereby and thereby and to issue the Securities in accordance with the terms hereof and thereof.

     (b) The execution, delivery and performance by the Company of each Transaction Agreement and the issuance by the Company of the Securities have been duly and validly authorized and no further consent or authorization of the Company or its members is required.
     (c) This Agreement has been duly executed and delivered by the Company.
     (d) This Agreement constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency or similar laws affecting the enforceability of creditors rights generally and (ii) equitable principles of general applicability.
     Section 6.03 Capitalization. The Company has previously provided MGM with a list of the outstanding membership interests of the Company, a copy of which is attached as Exhibit H, and no other equity of the Company will be outstanding as of the Funding Date. All of such membership interests are duly authorized, validly issued, fully paid and non-assessable. No membership interests of the Company are subject to preemptive rights or similar rights of the members of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company. As of the date hereof, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any membership interests of the Company, or arrangements by which the Company is or may become bound to issue additional membership interests of the Company, and (ii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its or their securities under the Securities Act and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Convertible Note or Conversion Interests. The Company has furnished to MGM true and correct copies of the Company’s Charter Documents, and the terms of all securities convertible into or exercisable into membership interests and the material rights of the holders thereof in respect thereto.
     Section 6.04 Governmental Authorization. The execution and delivery by the Company of the Transaction Agreements does not and will not, the issuance and sale by the Company of the Securities does not and will not, and the consummation of the transactions contemplated hereby and by the other Transaction Agreements will not, require any action by or in respect of, or filing with, any Governmental Entity except (a) such actions or filings that have been undertaken or made prior to the date hereof and that will be in full force and effect (or as to which all applicable waiting periods have expired) on and as of the date hereof or which are not required to be filed on or prior to the Funding Date, (b) such actions or filings contemplated by the Parties in connection with the issuance of the Conversion Interests, including, without limitation, filings with the applicable Gaming Authorities and the Commission, and (c) such actions or filings that, if not obtained, would not result in a Material Adverse Effect.
     Section 6.05 No Conflicts. The execution and delivery by the Company of the Transaction Agreements to which it is a Party did not and will not, the issuance and sale by the Company of the Securities did not and will not and the consummation of the transactions contemplated hereby and by the other Transaction Agreements will not, contravene or constitute a default under or violation of (i) any provision of applicable Law, (ii) the Company Charter Documents, (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or its assets, or result in the creation or imposition of any Lien on any asset of the Company. To the Company’s Knowledge, the Company is in compliance with and conforms to all Laws, except where such failure to comply or conform would not have a Material Adverse Effect.
     Section 6.06 Financial Information. None of the financial statements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
     Section 6.07 Litigation. To the Company’s Knowledge, there is no action, suit or proceeding pending or threatened against the Company, before any court or arbitrator or any Governmental Entity in which there is a reasonable possibility of an adverse decision which could result in a Material Adverse Effect or which challenges the validity of any Transaction Agreements.
     Section 6.08 Environmental Matters. To the Company’s Knowledge, the Company is in substantial compliance with all applicable Environmental Laws. The Company has not received any written notice from a Person alleging that the Company is not in such compliance, and there are no present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance. There is no Environmental Claim pending or threatened against the Company, the adverse determination of which would be likely to have a Material Adverse Effect. There are no known present actions, activities, circumstances, conditions, events or incidents, including the release or threatened release of any Hazardous Materials on any of the Property, that are reasonably expected to form the basis of any Environmental Claim against the Company, the adverse determination of which would have a Material Adverse Effect. The Company has not stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other hazardous wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on or beneath the Property, except as would not have a Material Adverse Effect.
     Section 6.09 Taxes. All United States federal, state, county, municipality, local or foreign income Tax returns and all other material Tax returns (including foreign Tax returns) which are required to be filed by or on behalf of the Company have been filed (or requests for extensions have been duly filed) and all material Taxes due pursuant to such returns or pursuant to any assessment received by the Company have been paid except those being disputed in good faith and for which adequate reserves have been established. The charges, accruals and reserves on the books of the Company in respect of Taxes and other governmental charges have been established in accordance with GAAP.
     Section 6.10 Investments, Joint Ventures. The Company has no subsidiaries or other direct or indirect Investment in any Person, and the Company is not a Party to any partnership, management, shareholders’ or joint venture or similar agreement.
     Section 6.11 Not an Investment Company. The Company is not an “Investment Company” within the meaning of Investment Company Act of 1940, as amended.

     Section 6.12 Full Disclosure. To the Company’s Knowledge, the information heretofore furnished by the Company to MGM for purposes of or in connection with this Agreement or any transaction contemplated hereby does not, and all such information hereafter furnished by the Company to MGM will not (in each case taken together and on the date as of which such information is furnished), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading.
     Section 6.13 Permits. (a) The Company has all material Permits to operate the business in the manner which the Company is operating as of the Funding Date; (b) all such Permits are in full force and effect, and the Company has fulfilled and performed all material obligations with respect to such Permits; (c) no event has occurred which allows, or after notice of lapse of time would allow, revocation or termination by the issuer thereof or which results in any other material impairment of the rights of the holder of any such Permit; and (d) the Company has no reason to believe that any Governmental Entity is considering limiting, suspending or revoking any such Permit.
     Section 6.14 Intentionally omitted.
     Section 6.15 Absence of Any Undisclosed Liabilities. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability other than undisclosed liabilities which, individually or in the aggregate, would not have a Material Adverse Effect.
     Section 6.16 Insurance. The Company maintains insurance in at least such amounts and against such risks such that any uninsured loss would not have a Material Adverse Effect. All insurance coverage of the Company is in full force and effect and there are no past due premiums in respect of any such insurance.
     Section 6.17 Title to Properties. As of the Funding Date, the Company has good and marketable title to the Property (except with respect to that portion of the Property identified as Assessor’s Parcel Number 191-09-201-024 (“Simon Parcel”), which such real estate is subject to that certain lease agreement dated as of June 27, 2005 (“Simon Lease”), as to which the Company holds a valid leasehold estate in the Simon Parcel, free and clear of all Liens), other than those liens listed on that certain survey dated as of December 5, 2006, that certain preliminary title report dated as of March 16, 2007, both of which have been delivered to MGM prior to execution of this Agreement, and a memorandum of assignment of the Simon Lease which memorializes the assignment to the Company of the tenant’s interest under the Simon Lease.
     Section 6.18 Foreign Practices. Neither the Company nor, to the Company’s Knowledge, any employee or agent of the Company has made any payments of funds of the Company, or received or retained any funds, in each case in violation of any Law.

     Section 6.19 Knowledge of the Company. The individuals identified in the definition of “Company’s Knowledge” are the individuals of the Company with knowledge of the matters set forth in this Article VI.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF MGM
     MGM hereby represents and warrants to the Company that:
     Section 7.01 Accredited Investor. MGM is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and the Securities to be acquired by it pursuant to this Agreement are being acquired for its own account, for investment purposes, and, as of the date hereof, not with a view toward, or for sale in connection with, any distribution thereof except in compliance with applicable United States federal and state securities law.
     Section 7.02 Authorization and Execution.
     (a) The execution, delivery and performance by MGM of this Agreement and the acquisition of the Securities pursuant thereto are within MGM’s corporate powers and have been duly and validly authorized by all requisite corporate action.
     (b) This Agreement has been duly executed and delivered by MGM.
     (c) This Agreement constitutes a valid and binding agreement of MGM enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency or similar laws affecting the enforceability of creditors rights generally and (ii) equitable principles of general applicability.
     Section 7.03 Registration. MGM understands that the Securities have not been registered under the Securities Act and may not be transferred or sold except as specified in this Agreement.
     Section 7.04 No Conflicts. To MGM’s Actual Knowledge, the execution and delivery by MGM, of the Transaction Agreements did not and will not, the issuance and sale by the Company of the Securities did not and will not, and the consummation of the transactions contemplated hereby and by the other Transaction Agreements did not and will not, contravene or constitute a violation of (i) MGM’s organizational documents, or (ii) any agreements, judgment, injunction, order, decree or other instrument binding upon MGM.
     Section 7.05 Knowledge of MGM. When used in this Article VII, the phrase “MGM’s Actual Knowledge” shall mean the knowledge of Bryan L. Wright without a responsibility to investigate. The individual identified in this definition of “MGM’s Actual Knowledge” is an individual with knowledge of the matters set forth in this Article VII.

ARTICLE VIII
CONDITIONS PRECEDENT TO FUNDING
     Section 8.01 Conditions Precedent to Funding. The obligation of MGM hereunder to fund the Loan is subject to the satisfaction or waiver by MGM, of each of the following conditions, provided that these conditions are for MGM’s sole benefit and may be waived by MGM at any time in its sole discretion:
     (a) The Company shall have duly executed this Agreement and delivered the same to MGM;
     (b) The Company shall have delivered to MGM the duly executed Convertible Note;
     (c) The representations and warranties of the Company contained in each Transaction Agreement shall be true and correct in all material respects as of the date when made and as of the Funding Date as though made at such time (except for representations and warranties that speak as of a specified date) and the Company shall have performed, satisfied and complied with all covenants, agreements and conditions in all material respects, required by such Transaction Agreements to be performed, satisfied or complied with by it at or prior to the Funding Date. MGM shall have received an Officer’s Certificate executed by a manager of the Company, dated as of the Funding Date, to the foregoing effect and as to such other matters as may be reasonably requested by MGM, including but not limited to certificates with respect to the Company Charter Documents, resolutions relating to the transactions contemplated hereby and the incumbencies of certain officers of the Company;
     (d) The Company shall have received all Governmental Entity, members and third-party consents and approvals necessary in connection with the issuance of the Convertible Note and the consummation of the transactions contemplated by the Transaction Agreements;
     (e) No Law shall have been imposed or enacted that, in the judgment of MGM, could adversely affect the transactions set forth herein or in the other Transaction Agreements, and no Law shall have been proposed that in the reasonable judgment of MGM could reasonably have any such effect;
     (f) The Company Charter Documents shall be in full force and effect and no term or condition thereof shall have been amended, waived or otherwise modified without the prior written consent of MGM, provided that MGM shall have reviewed and approved the Company Charter Documents, with MGM acting in good faith;
     (g) The Company shall have acquired fee simple title to the Property depicted on Exhibit I hereto, except with respect to the Simon Parcel, as to which the Company shall hold a valid leasehold interest pursuant to the Simon Lease;
     (h) The Company shall have provided MGM with a Budget satisfactory to MGM in its reasonable discretion;
     (i) Intentionally Omitted;

     (j) Intentionally Omitted;
     (k) The Company shall have closed the Laughlin Transaction;
     (l) To the Company’s Knowledge, there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that challenges the validity of or purports to affect this Agreement or any other Transaction Agreement, or other transaction contemplated hereby or thereby or that could reasonably be expected to have a Material Adverse Effect, or any Material Adverse Effect on the enforceability of the Transaction Agreements or the Securities or the rights of the holders of the Securities or MGM hereunder;
     (m) Immediately before and after giving effect to the Funding Date, no Default, Event of Default or Senior Payment Default shall have occurred and be continuing;
     (n) MGM shall have received a certificate of insurance issued by the Company’s insurance carrier or agent demonstrating that MGM has been named additional insured and loss payee with respect to its property damage and general liability policies of insurance, and demonstrating that the Company maintains the insurance coverages required by this Agreement;
     (o) MGM shall have received an opinion from the Company’s gaming counsel that the relevant Gaming Authorities have approved the transactions contemplated by this Agreement to the extent that such approval is required by applicable Gaming Laws;
     (p) MGM shall have received an Officer’s Certificate of the Company certifying that the conditions to funding set forth in this Article VIII have been satisfied;
     (q) A manager of the Company shall have delivered to MGM a certificate attaching copies of the resolutions adopted by the Company authorizing the execution and delivery of this Agreement and the other Transaction Documents;
     (r) A manager of the Company shall have delivered to MGM an incumbency certificate setting forth the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, certificates of corporate or other organizational resolutions, incumbency certificates, certificates of Responsible Officials, and the like;
     (s) The Opinion; and
     (t) MGM shall have received all other opinions, resolutions, certificates, instruments, agreements or other documents as MGM shall reasonably request, provided that said requests were made to Company in written form no later than five (5) Business Days prior to the Funding Date.

ARTICLE IX
AFFIRMATIVE COVENANTS
     The Company hereby agrees that, from and after the date hereof for so long as the Convertible Note remains outstanding and for the benefit of MGM:
     Section 9.01 Information. The Company will deliver to MGM:
     (a) Within two (2) Business Days after any manager or officer of the Company obtains knowledge of a Default or Event of Default hereunder, or any Default under any Senior Debt, or that any Person has given any notice or taken any action with respect to a claimed Default hereunder, a certificate of the chief financial officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;
     (b) Within forty-five (45) days of the end of each fiscal quarter, reviewed and certified quarterly financial statements (including a statement of income and balance sheet and management’s analysis of financial statements and description of all material transactions during such quarterly period) (such reviewing auditor must be a reputable independent accounting firm reasonably satisfactory to MGM);
     (c) Within seventy-five (75) days of the end of each fiscal year, audited annual financial statements (including a statement of income, balance sheet, statement of cash flow, statement of members’ equity, management’s analysis of such financial statements and description of all material transactions during such fiscal year) (such auditor must be a reputable independent accounting firm reasonably satisfactory to MGM);
     (d) At least two (2) Business Days prior to the consummation of any Senior Debt, notice thereof together with a summary of all material terms thereof and copies of all documents and instruments associated therewith;
     (e) Promptly following its knowledge of the commencement thereof, notice and a description in reasonable detail of any litigation or proceeding to which the Company is a Party in which the amount involved is $250,000 or more and not covered by insurance or in which injunctive or similar relief is sought.
     Section 9.02 Payment of Obligations. The Company will pay and discharge, at or before maturity, all of its material obligations, including, without limitation, Tax liabilities, except where the same may be contested in good faith by appropriate proceedings and will maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.
     Section 9.03 The Company’s Obligations. The Company agrees to:
     (a) Commence construction of The M Resort in accordance with the Program within twelve (12) months of the Funding Date;

     (b) Complete construction of The M Resort in accordance with the Program and open and commence operations of The M Resort, within thirty-six (36) months of the receipt of construction financing;
     (c) Apply for and acquire all Permits and consents required to effectuate compliance within the time periods set forth in Sections 9.03(a) and (b) above;
     (d) Confirm in writing to MGM’s satisfaction that Phase I has a minimum Project Cost of Five Hundred Million Dollars ($500,000,000.00); and
     (e) If the Project Cost of Phase I exceeds Seven Hundred Million Dollars ($700,000,000), then M Holdings, LLC, a Nevada limited liability company, shall be required to contribute all costs in excess to the Company, which contribution will not diminish or decrease MGM’s right to the membership interests in the Company upon conversion of the Convertible Note as calculated under Section 5.01(b).
     Section 9.04 Maintenance of Property. The Company will maintain, preserve and protect all of its property in good working order and condition, ordinary wear and tear excepted, and not permit waste of its property.
     Section 9.05 Maintenance of Insurance. The Company will maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Company operates.
     Section 9.06 Maintenance of Existence. The Company will (i) preserve and maintain its existence in the jurisdiction of its formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits or registrations from any Governmental Entity that are necessary for the transaction of its business, (ii) continue to engage in business of the same general type as now conducted by the Company, and (iii) qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of its business.
     Section 9.07 Compliance with Laws. The Company will comply, in all material respects, with all Laws except (i) where compliance therewith is contested in good faith by appropriate proceedings or (ii) where non-compliance therewith could not reasonably be expected, in the aggregate, to have a Material Adverse Effect.
     Section 9.08 Keeping of Records and Books of Account. The Company will keep full, true and correct records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Entity having regulatory jurisdiction over the Company.
     Section 9.09 Inspection of Property, Books and Records. The Company will permit, during normal business hours and as often as reasonably requested, MGM’s representatives or an Affiliate thereof, as representatives of MGM, to visit and inspect any of its properties, upon reasonable prior notice, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, managers, key employees or independent public accountants (and by this provision the Company authorizes its independent public accountants to disclose and discuss with MGM the affairs, finances and accounts of the Company in the presence of a representative of the Company; provided, however, that such discussions will not result in any unreasonable expense to the Company, without Company consent) and, upon request, furnish promptly to MGM or its representatives true copies of all financial information made available to the managing member of the Company.
     Section 9.10 Investment Company Act. The Company will not be or become an open-end investment trust, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended.
     Section 9.11 Use of Proceeds. The proceeds from the issuance and sale of the Convertible Note by the Company shall be used to fund the construction and working capital of The M Resort and to satisfy the loan made pursuant to that certain credit agreement dated as of December 13, 2006 by and among M Holdings, LLC, as borrower, and Deutsche Bank Trust Company Americas, as the administrative agent (which is in an amount up to One Hundred Eleven Million Dollars ($111,000,000) plus accrued interest) and pending such application, the proceeds will be deposited in an interest-bearing account or securities. None of the proceeds from the issuance and sale of the Convertible Note by the Company pursuant to this Agreement will be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” within the meaning of Regulation G of the Board of Governors of the Federal Reserve System.
     Section 9.12 Compliance with Terms and Conditions of Material Contracts. The Company will comply, in all material respects, with all terms and conditions of all material contracts to which it is subject.
     Section 9.13 Permits. The Company will obtain and maintain in full force and effect all Permits required in connection with the business and operation of the Company.
ARTICLE X
NEGATIVE COVENANTS
     The Company hereby agrees that for so long as the Convertible Note remains outstanding and for the benefit of MGM:
     Section 10.01 Limitations on Debt or Issuance of Additional Securities. The Company will not create, issue, incur, assume or suffer to exist at any time after the date of this Agreement, (i) any Debt except (x) Senior Debt, (y) Debt incurred in connection with equipment leases to which the Company is a Party incurred in the ordinary course of business which do not constitute capital leases; and (z) Debt incurred in connection with trade accounts payable and refunds arising in the ordinary course of business and (ii) any equity securities (including derivative securities).

     Section 10.02 Transactions with Affiliates. The Company will not, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of equity securities or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate, except on terms to the Company no less favorable than terms that could be obtained by the Company from a Person that is not an Affiliate of the Company upon negotiation at arm’s length.
     Section 10.03 Merger or Consolidation. Subject to MGM’s rights pursuant to Section 4.02, the Company shall not consolidate with, merge with or into, or sell, assign, convey, transfer or lease its properties and assets substantially in their entirety (computed on a consolidated basis) to any Person unless (a) either (i) the Company is the surviving entity or (ii) the successor or transferee is a entity organized and existing under the Laws of the United States, any State thereof or the District of Columbia and shall expressly assume all of the obligations of the Company under the Convertible Note and this Agreement; (b) immediately after giving effect to such transaction, no Event of Default or Default shall exist; and (c) the Company has delivered to MGM an Officer’s Certificate and an Opinion each stating that such consolidation, merger, conveyance, transfer or lease complies with this provision and that all conditions precedent herein provided for relating to such transaction have been complied with.
     Section 10.04 Limitation on Asset Sales. The Company will not consummate an Asset Sale without the prior written consent of MGM.
     Section 10.05 Restrictions on Certain Amendments. The Company will not waive any provision of, amend, or suffer to be amended, any provision of its existing Debt, any material contract or agreement, or any Company Charter Document if such amendment would materially and adversely affect MGM’s rights under this Loan Agreement without the prior written consent of MGM. Further, no amendment to any Company Charter Document shall change the purpose of the Company.
     Section 10.06 Restrictions on Distributions.
     (a) Until The M Resort is open and operating, the Company shall not make any payment, whether as a distribution, dividend, or otherwise, to any member. For purposes of this section, any employment compensation paid to an Affiliate of the Company shall not be deemed a distribution, dividend or otherwise, so long as any obligations to pay compensation pursuant to this Section 10.06 do not conflict with Section 10.02.
     (b) After The M Resort is open and operating, the Company shall not be permitted to make payment to members, whether as a distribution, dividend, or otherwise, unless (i) pro rata payment is concurrently made to MGM on an as converted basis which payment shall be credited first to accrued interest and then to future interest under the Convertible Note, and (ii) such payments shall not create an Event of Default under the Company Charter Documents, Convertible Note or other Senior Debt.

     (c) If any member of the Company has not been distributed cash during the Tax year in question equal to the Minimum Mandatory Cash Distributions (as defined below), then notwithstanding any provision to the contrary, the Company shall, to the extent there is Distributable Cash available, make cash distributions to each such member at least equal to the estimated federal income Taxes attributable to the member’s distributive share of the Company’s separately stated items of income, gain, loss, deduction or credit under Code Section 702(a)(1) through (7) and nonseparately stated items of income, gain, loss, deduction or credit under Code Section 702(a)(8) for any given Tax year (“Minimum Mandatory Cash Distribution”). This estimated Tax liability, which shall be computed by the accountant who regularly prepares the Company’s Tax returns, shall be computed on the basis of the highest marginal federal (but not State) Tax rate applicable to any member on capital gains and other taxable income for the Tax year in question. The Minimum Mandatory Cash Distributions shall be made by the Company on an annual basis not later than March 15th of the calendar year following the Tax year in question. The Minimum Mandatory Cash Distributions shall be made to each member in proportion to such member’s distributive share of such separately stated and nonseparately stated items of income, gain, loss, or deduction or credit under Code Section 702 and shall be reduced by any other cash distributions made to such Member for the Tax year in question. All cash distributions made hereunder to a member shall be deemed to be a distribution to such member in the order and priority set forth in Section 10.06(a) hereof. Any distribution made pursuant to this Section 10.06(c) shall be treated as a distribution made pursuant to Section 10.06(b).
     Section 10.07 Limitation on Repurchases. Except for any redemption of the Convertible Note pursuant to this Agreement and the Convertible Note, the Company shall not, without the prior written consent of MGM, redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) any membership interests of the Company or any warrants, rights or options to purchase or acquire any such interests.
     Section 10.08 Approval of Phase II Required. The Company shall not proceed with Phase II prior to the opening of The M Resort to the public without the prior written approval of MGM.
ARTICLE XI
RESTRICTIONS ON TRANSFER OF AGREEMENT
     MGM may transfer or assign its rights and obligations with respect to the Agreement or the Convertible Note hereunder in whole or in part, to any of its subsidiaries without the need for the prior approval or the consent of the Company. Any other transfer or assignment shall require the prior written consent of the Company. The Company shall not transfer or assign its rights and obligations with respect to the Agreement or the Convertible Note hereunder in whole or in part, without the prior written consent of MGM.
ARTICLE XII
SUBORDINATION
     Section 12.01 Subordination. MGM hereby subordinates its right to payment and satisfaction of the Convertible Note and the payment thereof, directly or indirectly, by any means whatsoever, to the payment and satisfaction in full of all Senior Debt.

     Section 12.02 Permitted Actions. Notwithstanding anything to the contrary contained in Section 12.01, except as otherwise provided in Section 12.03 hereof:
     (a) the Company may make and MGM may receive and retain (i) regularly scheduled payments of principal and interest, or (ii) accelerated payments of principal and interest, in respect of the Convertible Note, in accordance with the terms of the Convertible Note and this Agreement.
     (b) the Company may redeem the Convertible Note in part or in whole in accordance with the terms of the Convertible Note and this Agreement and MGM may receive and retain such payments.
     (c) MGM may convert the outstanding balance of the Convertible Note in accordance with the terms of the Convertible Note and this Agreement and the Company may consummate the issuance of the applicable percentage of its membership interests to MGM upon receipt of any necessary approvals.
     Section 12.03 Restrictions on Certain Actions in Respect of the Convertible Note.
     (a) No payment (whether regularly scheduled or as a result of a redemption) will be made or required to be made on account or in respect of the Convertible Note at any time on or after the receipt by MGM of a Default Notice with respect to the occurrence of a Senior Debt default as the result of the failure of the Company to make any payment under Senior Debt when due (whether at the maturity thereof, or upon demand therefor or upon acceleration of maturity or otherwise) of all or any portion of a Senior Debt, whether principal or interest or any other amounts constituting Senior Debt (a “Senior Payment Default”), which notice shall specify that it is a Default Notice delivered pursuant to this Section 12.03(a), unless and until (i) payment in full of the Senior Debt, or (ii) MGM receives notice that such default has been cured or waived in writing in accordance with the terms of the Senior Debt documents.
     (b) The provisions of Section 12.03(a) shall not prevent the making of any such payment after the date which is one hundred eighty (180) days after the date of the Default Notice (or if earlier, at any time after the date such Default Notice is terminated (i) by written notice to MGM from the holder of the Senior Debt, (ii) by payment in full of the Senior Debt, or (iii) the default specified in the Default Notice has been cured or waived in writing by Senior Lender. In no event may the number of days during which any Default Notice under Section 12.03(a) be in effect be more than one hundred eighty (180) days in any three hundred sixty-five (365) day period.
     (c) The provisions of Article XII shall not prevent the conversion of the Convertible Note in accordance with the terms of the Convertible Note or this Agreement.
     (d) Upon the termination of any period during which payments on account or in respect of the Convertible Note are not permitted, the Company shall make all payments permitted pursuant to Section 12.02 whether current or past due to MGM and shall resume all other required payments under the terms of the Convertible Note, subject to the terms hereof, provided that as to any past due payments in no event shall such payments be made if after giving effect thereto, there is or would be a Senior Payment Default.
     Section 12.04 Distributions.
     (a) In the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Company or the proceeds thereof to the creditors of the Company or readjustment of the obligations and indebtedness of the Company, whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors, marshalling of assets of the Company or other Insolvency Proceeding, or upon the sale of all or substantially all the Company’s assets, then, and in any such event, (i) Senior Lender shall first receive payment in full of all of the Senior Debt prior to the payment of all or any part of the Convertible Note, and (ii) Senior Lenders shall be entitled to receive any payment or distribution of any kind or character, whether in cash, securities or other property, which is payable or deliverable in respect of the Convertible Note, except that MGM may receive any securities of the Company issued pursuant to a plan of reorganization in any case under the U.S. Bankruptcy Code or by the corporation succeeding to the Company pursuant to such plan of reorganization, if such securities are subordinate and junior at least to the extent of the Convertible Note as provided herein to the payment in full of all of the Senior Debt and to the payment of any Senior Debt issued in exchange or substitution for any Senior Debt then outstanding.
     (b) MGM hereby authorizes and empowers the Senior Lender representative, for the benefit of itself and the other Senior Lenders, in any Insolvency Proceeding to file a proof of claim on behalf of MGM with respect to the Convertible Note (i) if MGM fails to file such proof of claim prior to thirty (30) days before the expiration of the time period during which such claims must be submitted, or (ii) if the Senior Lender representative, in good faith, determines that any statements or assertions in a proof of claim filed by MGM is not consistent with the terms and conditions hereof; provided, that, any failure of the Senior Lender representative to file such proof of claim shall not be deemed to be a waiver by any Senior Creditor of any of the rights and benefits granted herein by any MGM. MGM shall provide Senior Lenders with a copy of any proof of claim it files in any Insolvency Proceeding.
     (c) MGM hereby irrevocably grants the Senior Lender representative authority and power in any Insolvency Proceeding, to accept and receive any payment or distribution which may be payable or deliverable at any time upon or in respect of the Convertible Note; and (ii) to take such other action as may be necessary or advisable to effectuate the foregoing. MGM shall provide to the Senior Lender all information and documents necessary to present claims or seek enforcement as described in the immediately preceding sentence. To the extent necessary for Senior Lender to realize the benefits of the subordination of the Convertible Note provided for herein (including the right to receive any payment and distributions which might otherwise be payable or deliverable in respect of the Convertible Note in any proceeding described in Section 12.04(a) or otherwise), MGM shall execute and deliver to Senior Lender such instruments or documents (together with such assignments or endorsements as Senior Lender shall deem necessary), as may be requested by Senior Lender.

     (d) MGM hereby agrees that, while it shall retain the right to vote its claims and, except as otherwise provided herein, otherwise act in any Insolvency Proceeding relative to the Company (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition, or extension), MGM shall not: (i) take any action or vote in any way so as to directly or indirectly challenge or contest (A) the validity or the enforceability of any of the Senior Debt or the liens and security interests granted to any Senior Lender with respect to the Senior Debt, (B) the rights and duties of the Senior Lenders established in the Senior Debt, or (C) the validity or enforceability of these provisions of the Agreement; (ii) seek, or acquiesce in any request, to dismiss any Insolvency Proceeding or to convert an Insolvency Proceeding under Chapter 11 of the U.S. Bankruptcy Code to a case under Chapter 7 of the U.S. Bankruptcy Code; (iii) seek, or acquiesce in any request for, the appointment of a trustee or examiner with expanded powers for the Company; (iv) propose, vote in favor of or otherwise approve a plan of reorganization, arrangement or liquidation, or file any motion or pleading in support of any plan of reorganization, arrangement or liquidation, unless it provides that for the payment in full of the Senior Debt or unless the Senior Lenders have approved of the treatment of their claims with respect to the Senior Debt under such plan; (v) object to the treatment under a plan of reorganization or arrangement of the claims with respect to the Senior Debt; or (vi) directly or indirectly oppose any relief requested or supported by the Senior Lenders in connection with the exercise by any Senior Lender of its rights or remedies, including any sale or other disposition of property free and clear of the Liens of MGM under Section 363(f) of the U.S. Bankruptcy Code or any other similar provision of Law.
     (e) No Senior Lender shall in any event be liable for: (i) any failure to prove the Convertible Note; (ii) any failure to exercise any rights with respect thereto; (iii) any failure to collect any sums payable thereon; or (iv) any impairment or nonpayment of the Convertible Note that results, directly or indirectly, from the exercise by a Senior Lender of any of its rights or remedies under Senior Debt agreements or under applicable Law.
     Section 12.05 Payments Received by MGM. Until the payment in full of the Senior Debt, should any payment or distribution or security or instrument or proceeds thereof be received by MGM in respect of the Convertible Note other than as permitted hereunder, MGM shall receive and hold the same in trust, as trustee, for the benefit of Senior Lenders, segregated from other funds and property of MGM and shall forthwith deliver the same to Senior Lender (together with any endorsement or assignment of MGM where necessary), for application to any of the Senior Debt. In the event of the failure of MGM to make any such endorsement or assignment to Senior Lender, Senior Lender or any of its officers or employees, are hereby irrevocably authorized on behalf of MGM to make the same.
ARTICLE XIII
EVENTS OF DEFAULT
     Section 13.01 Events of Default. If one or more of the following events (each an “Event of Default”) shall have occurred and be continuing:
     (a) Failure by the Company to pay or repay when due, all or any part of the principal on any of the Convertible Note (whether by virtue of the agreements specified in this Agreement or the Convertible Note);

     (b) Failure by the Company to pay (i) within five (5) Business Days of the due date thereof any interest on any Convertible Note or (ii) within five (5) Business Days following the delivery of notice to the Company of any fees or any other amount payable (not otherwise referred to in (a) above or this clause (b)) by the Company under this Agreement or any other Transaction Agreement;
     (c) Failure by the Company to timely comply with the requirements of Section 9.01(a) hereof, which failure is not cured within five (5) Business Days of such failure;
     (d) Failure on the part of the Company to observe or perform any covenant or agreement contained in any Transaction Agreement (other than those covered by clauses (a), (b), or (c) above) for thirty (30) days from the date of such occurrence;
     (e) The Company has commenced a voluntary case or other proceeding seeking liquidation, winding-up, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, moratorium or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or has consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or has made a general assignment for the benefit of creditors, or has failed generally to pay its debts as they become due, or has taken any corporate action to authorize any of the foregoing;
     (f) An involuntary case or other proceeding has been commenced against the Company seeking liquidation, winding-up, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, moratorium or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days, or an order for relief has been entered against the Company under the federal bankruptcy laws as now or hereafter in effect;
     (g) Default in any provision (including payment) or any agreement governing the terms of any Debt of the Company in excess of Twenty Five Million Dollars ($25,000,000), which has not been cured within any applicable grace period;
     (h) Judgments or orders for the payment of money which in the aggregate at any one time exceed One Million Dollars ($1,000,000) and are not covered by insurance have been rendered against the Company by a court of competent jurisdiction and such judgments or orders shall continue unsatisfied and unstayed for a period of sixty (60) days;
     (i) A breach of a material term of the Company Charter Documents which is on-going for more than thirty (30) days and has a Material Adverse Effect on the Company; or
     (j) Any representation, warranty, certification or statement made by the Company in any Transaction Agreement or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with any Transaction Agreement shall prove to have been untrue which has a Material Adverse Effect on the Company.
     Section 13.02 Powers and Remedies Cumulative. Subject to Section 13.03, no right or remedy herein conferred upon or reserved to MGM is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Every power and remedy given by the Convertible Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by MGM.
     Section 13.03 Specific Remedies. Upon a Default by the Company, MGM shall have the following remedies:
     (a) Notwithstanding any provision to the contrary contained herein, if the Event of Default that occurred is one pursuant to Section 13.01(a), (b), (g) or (h) (collectively, a “Monetary Default”), then, subject to the terms of this Section 13.03(a), MGM shall have any and all rights and remedies provided to MGM at law or in equity or otherwise. Upon the occurrence of a Monetary Default, interest on the sums not paid shall be calculated at the Default Rate until either MGM is paid in full or the Monetary Default is cured. The Company shall have a period of six (6) months from the occurrence of a Monetary Default (“Monetary Default Cure Period”) to cure the Monetary Default (and MGM shall not exercise any of its rights or remedies hereunder, including acceleration), provided, however, MGM may extend the Monetary Default Cure Period at its discretion. During the Monetary Default Cure Period, MGM shall provide reasonable assistance to the Company with any negotiations or discussions that Company shall have with any then existing Senior Lenders. At any time during the Monetary Default Cure Period, any then existing Senior Lender shall have the right to cure on behalf of the Company. Following the Monetary Default Cure Period, MGM may, with respect to a Monetary Default, by notice to the Company, declare the Convertible Note to be, and the Convertible Note shall thereon become immediately due and payable. Moreover, following the Monetary Default Cure Period, if any Monetary Default has occurred and is continuing, and irrespective of whether any Convertible Note has been declared immediately due and payable hereunder, MGM may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Convertible Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by Law or otherwise.
     (b) If the Event of Default that occurred, is one pursuant to Section 13.01(c), (d), (i), or (j) (collectively, “Non-Monetary Default”), then, subject to any cure period specified in such subsection above, MGM shall have any and all rights and remedies provided to MGM at law or in equity, provided, however, if the Company is diligently pursuing a cure and such cure cannot be completed in the respective cure period, if any, then such cure period, if any, shall be extended by such time as it takes to cure the Non-Monetary Default (not to exceed a thirty (30) day extension). Upon the occurrence of a Non-Monetary Default, interest on the sums not paid shall be calculated at the Default Rate until either MGM is paid in full or the Non-Monetary Default is cured. If an Event of Default that occurred is one pursuant to Section 13.01(e) or (f), subject to the provisions of Section 12.04, the principal of and accrued interest on the Convertible Note shall ipso facto become immediately due and payable without any declaration or other act of MGM.
ARTICLE XIV
MISCELLANEOUS
     Section 14.01 Notices. Unless otherwise provided herein, all notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the Party to whom notice is given, on the next business day if sent by confirmed facsimile transmission or on the date of actual delivery if sent by overnight commercial courier or by first-class mail, registered or certified, with postage prepaid and properly addressed to the Party at its address set forth below, or at any other address that any Party may from time to time designate by written notice to the others:

If to MGM:	President & Chief Financial Officer
c/o MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
	Attention:	General Counsel
	Facsimile:	(702) 693-7628

with a copy to:	MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
	Attention:	General Counsel
	Facsimile:	(702) 693-7628

If to Marnell:	The M Resort LLC
6650 Via Austi Pkwy #140
Las Vegas, NV 89119
	Attention:	Anthony A. Marnell III and James A. Barrett, Jr.
	Facsimile:	(702) 797-3000

with a copy to:	Rosenfeld Roberson Johns & Durant
6725 Via Austi Pkwy #200
Las Vegas, NV 89119
	Attention:	Efrem A. Rosenfeld
	Facsimile:	(702) 385-3025
Each such notice, demand or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 14.01, (ii) if given by mail, four (4) days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section 14.01.

     Section 14.02 No Waivers; Amendments.
     (a) No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     (b) Any provision of this Agreement may be amended, supplemented or waived if, but only if, such amendment, supplement or waiver is in writing and is signed by the Company and MGM.
     Section 14.03 Indemnification.
     (a) The Company agrees to indemnify MGM, its Affiliates, and each Person, if any, who controls MGM, or any of its Affiliates, within the meaning of the Securities Act or the Exchange Act (each, a “Controlling Person”), and the respective partners, agents, employees, officers and Directors of MGM, their Affiliates and any such Controlling Person (each an “Indemnified Party”) and collectively, the “Indemnified Parties”) and to hold the Indemnified Parties harmless from any and all liability, loss, damage and/or expense, including, without limitation, attorneys’ fees and costs that they may sustain or incur as a consequence of the execution, delivery, enforcement, performance or administration of any Transaction Agreements, the Loan, the use or the proposed use of the proceeds therefrom, or an Event of Default by the Company. All amounts due under this Section 14.03(a) shall be payable within ten (10) Business Days after demand therefor.
     (b) Intentionally omitted.
     (c) Intentionally omitted.
     (d) The indemnification, contribution and expense reimbursement obligations set forth in this Section 14.03 (i) shall be in addition to any liability the Company may have to any Indemnified Party at common law or otherwise, (ii) shall survive the termination of this Agreement and the other Transaction Agreements and the satisfaction in full of the Convertible Note, and (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of MGM or any other Indemnified Party. Notwithstanding anything herein to the contrary, the indemnification, contribution and expense reimbursement obligations set forth in Section 14.03 shall terminate upon the consummation of the conversion of the Convertible Note.
     Section 14.04 Remedy for Breach. Both Parties agree that should this Agreement be breached, money damages would be inadequate to remedy any such breach. As a result, a non-breaching Party shall be entitled to seek, and a court of competent jurisdiction may grant, specific performance and injunctive or other equitable relief as a remedy for any breach of this Agreement. Such remedy shall be in addition to all other remedies, including money damages, available to a non-breaching Party at law or in equity. The prevailing Party in such action shall be entitled to reasonable attorney fees in addition to any other amounts awarded as damages.

     Section 14.05 Binding Nature. The Transaction Agreements shall be binding upon the Company and upon MGM and its successors and permitted assigns.
     Section 14.06 Brokers. The Company represents and warrants that it has not employed any broker, finder, financial advisor or investment banker who would be entitled to any brokerage, finder’s or other fee or commission payable by the Company or MGM in connection with the Transaction Agreements.
     Section 14.07 Nevada Law; Submission to Jurisdiction; Waiver of Jury Trial; Appointment of Agent. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEVADA. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF NEVADA AND OF ANY FEDERAL DISTRICT COURT SITTING IN NEVADA FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY WAIVES ITS RIGHT TO A TRIAL BY JURY.
     Section 14.08 Entire Agreement. This Agreement, the Exhibits or Schedules hereto, which includes the Convertible Note set forth the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the Parties, both oral and written relating to the subject matter hereof. The terms and conditions of all Exhibits and Schedules to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as is fully set forth herein.
     Section 14.09 Survival; Severability. All covenants, agreements, representations and warranties made by the Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Parties and shall survive the Funding Date and shall continue in full force and effect so long as the Convertible Note is outstanding. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any Party. Should there be any inconsistencies between this Loan Agreement and the Convertible Note, the terms of this Loan Agreement shall govern.

     Section 14.10 Title and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     Section 14.11 Publicity. The Company and MGM shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no Party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by Law, in which such case the disclosing Party shall provide the other Parties with prior notice of such public statement. Notwithstanding the foregoing, the Company shall not publicly disclose the name of MGM without the prior written consent of MGM, except to the extent required by Law, in which case the Company shall provide MGM with prior written notice of such public disclosure.
     Section 14.12 Limited Liability. In the event (i) there is any default or alleged default by MGM under this Agreement or (ii) the Company has or may have any claim arising from or relating to the terms hereof, neither the Company nor its Affiliates shall commence any lawsuit or proceeding (including arbitration proceedings) or otherwise seek to impose any liability whatsoever against Kirk Kerkorian or Tracinda Corporation or any of their Affiliates other than MGM and its subsidiaries. Neither Kirk Kerkorian nor Tracinda Corporation shall have any liability whatsoever with respect to this Agreement or any matters relating to or arising from this Agreement. Neither the Company nor its Affiliates shall assert, or permit any Party claiming through the Company to assert, a claim or seek to impose any liability against either Kirk Kerkorian or Tracinda Corporation or any of their Affiliates (other than MGM and its subsidiaries), either collectively or individually, as to any matter or thing arising out of or relating to this Agreement or any alleged breach or default of the Agreement by MGM. Neither Kirk Kerkorian nor Tracinda Corporation or any of their Affiliates (other than MGM and its subsidiaries), individually or collectively, is a Party to this Agreement or is liable for any alleged breach or default of this Agreement by MGM.
     Section 14.13 Limitation on Ownership of Real Estate within the Restricted Area. From the date hereof and throughout the term of this Loan, no member of the Company, or any Affiliates, or MGM shall acquire any of the real estate more fully depicted on Attachment 1 to Exhibit G attached hereto (the “Restricted Area”). For purposes of this Section 14.13, the ownership of Anthony A. Marnell, III, or his Affiliates, of a membership interest in limited liability company, known as G.M. Kim, LLC, which owns a fifty percent (50%) tenancy-in-common interest in real estate within this Restricted Area, shall not be prohibited under this Section 14.13 nor be considered a breach of this Agreement.
[signature page to follow]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the date first above written.

MGM MIRAGE

By:	/s/ Bryan L. Wright
Name	Bryan L. Wright
Title:	SVP — Asst. General Counsel

M RESORT, LLC

By:	/s/ Anthony A. Marnell III

Name	Anthony A. Marnell III
Title:	Manager
Acknowledged and agreed to with respect to Sections 5.03, 9.03(e) and 10.09:

M HOLDINGS, LLC

By: Name	/s/ Anthony A. Marnell III Anthony A. Marnell III
Title:	Manager
[LOAN AGREEMENT — SIGNATURE PAGE]